News Release

Commercial Metals Company Announces Entrance into Fourth Amended and Restated Credit Agreement

Irving, Texas, June 27, 2014 - Commercial Metals Company (NYSE: CMC) announced today that it has entered into a Fourth Amended and Restated Credit Agreement. The Fourth Amended and Restated Credit Agreement increased the revolving credit facility from $300 million to $350 million and extended its maturity date to June 2019.

“We value the strong relationships with each member of our bank group and appreciate their continued support and confidence in Commercial Metals Company, as reflected by this 5-year committed credit facility. This facility will provide Commercial Metals Company with the liquidity that is necessary to sustain and grow our business over the long term,” commented Barbara Smith, Senior Vice President and Chief Financial Officer.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding CMC’s expectations relating to CMC’s future results and CMC’s operating plans. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which CMC exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and those factors listed under Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300